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                                                               EXHIBIT 4.5


                              CONSULTING AGREEMENT


        This Agreement is entered into the 12th day of August, 1997, by and between Lone Star International Energy, Inc., a Nevada Corporation, 200 Palo Pinto Street, Suite 108, Weatherford, TX 76086 (hereinafter referred to as "Lone Star") and Brian T. McKee, 563 Grant Road, North Salem, New York 10560 (hereinafter referred to as "McKee" or "Consultant").

                                   WITNESSETH

        WHEREAS, Lone Star is engaged in the energy technology development and manufacturing and in the oil and gas industry, and is seeking to secure a NASDAQ listing; and,

        WHEREAS, McKee's main business is in the area of corporate development for publicly traded companies.

        NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:


                                   Section I
                           Corporate Development For
                      Lone Star International Energy, Inc.

McKee shall perform the following services:

        1. Assist the Corporation in obtaining its NASDAQ listing, including the search for a possible merger candidate with a current listing, and the necessary due diligence of such a merger candidate.

        2. Negotiate with the holders of the Corporation's convertible debentures for a possible buy-out by the Corporation.

        3. Assist the Corporation in creating awareness of the Corporation's goods and services.

        4. Assist the Corporation in securing a new Investment Banking Firm representation.


                                   Section II
                                  Compensation

McKee's compensation shall be paid as follows:

        1. For the services rendered under Section I hereof, McKee shall be paid 500,000 shares of the Corporation's freely tradable common stock filed under S-8 registration.


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                                  Section III
                                      Term

        The term of this Agreement shall be for thirty-six (36) months and may be renewed or restructured with the written consent of both parties.

                                   Section IV
                                Scope of Duties

        McKee acknowledges that it may not make any representations about the future performance of the Corporation, nor guarantee its results.

                                   Section V
                            Relationship of Parties

        This Agreement shall not constitute an employer-employee relationship. It is the intention of each party that Consultant shall be an independent contractor and not an employee of the Corporation. consultant shall bear sole responsibility for its actions and any representations made on behalf of the Corporation. All compensation paid to Consultant shall constitute earnings to Consultant and be classified as income. The Corporation shall not withhold any amounts therefrom as federal or state income tax withholding, or as employee contribution to Social Security or any other employer withholding applicable under state or federal law.

                                   Section VI
                           Disclosure of Information

        Consultant agrees not at any time (during or after the term of this Agreement), to disclose or use, except in the pursuit of business of the Corporation, any proprietary information of the Corporation. Proprietary information may be defined as all information which is known only to Consultant, other consultants, employees of the Corporation or its affiliates or any other interested parties. It may relate to specific matters including patent applications, trade secrets, secret processes, identities of suppliers or customers of the Corporation or any of its affiliates. Consultant also acknowledges that all such information represents the exclusive property of the Corporation.

                                  Section VII
                                 Miscellaneous

        Consultant agrees and acknowledges that the compensation referred to in
Section II shall be for consulting services ONLY, and is not due for capital raising. Any capital that may be



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raised by Consultant shall entitle Consultant to a success fee to be determined at the time of the funding.

        In the event of default or breach of this Agreement, the interpretation of this Agreement shall be governed by the local law of the State of Texas, and both parties hereby consent to the jurisdiction of Tarrant County, Texas.

        IN WITNESS THEREOF, the parties have executed this Agreement to be effective and binding upon the parties as of the date first herein mentioned.


                                Lone Star International Energy, Inc.

                                  /s/ C.E. JUSTICE
                                -------------------------------------
                                       C.E. Justice, President



                                Consultant


                                  /s/ BRIAN T. MCKEE
                                -------------------------------------
                                       Brian T. McKee





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